EXHIBIT 99.1

Sierra Monitor Names Tamara S. Allen Chief Financial Officer

Milpitas, California – March 31, 2014 – Sierra Monitor Corporation (OTCQB: SRMC), a company that designs, manufactures and sells high reliability electronic communications, safety and environmental instrumentation, announced today that its Board of Directors has named Tamara S. Allen as the company’s chief financial officer effective April 1, 2014.

“Sierra Monitor Corporation is fortunate to have a finance executive like Tamara S. Allen, with 18 years of exemplary service to the company, step up to the role of chief financial officer; it is a well-deserved promotion,” said Gordon R. Arnold, president and chief executive officer who has previously also held the title of chief financial officer.  “As CEO, I have benefitted from Tamara’s longstanding commitment to the company and the quality of her leadership in our finance organization,” Mr. Arnold stated. “The Board of Directors and I have great confidence that Tamara’s skills and capabilities will benefit the company in her new role as chief financial officer as we continue to strengthen our management team and focus on further profitable growth."

In addition to assuming the title and responsibilities of the company’s chief financial officer, Ms. Allen will continue to serve as Sierra Monitor’s Human Resources manager.

Ms. Allen joined Sierra Monitor Corporation as accounting manager in January 1996, and was appointed controller in March 2005. She holds a Bachelor of Science degree in Business Administration from the University of Wisconsin with an emphasis in Financial Management. Prior to joining Sierra Monitor, Ms. Allen held various accounting positions with increasing responsibility at Philips Semiconductors.

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including alternate fuel vehicle maintenance facilities, US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial, and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 134

spolcyn@sierramonitor.com